EXHIBIT 23.1

DATE:	March 29, 2010
TO:	The Board of Directors Green Star Alternative Energy, Inc.
FROM:	Chang G. Park , CPA 2667 Camino Del Rio South Plaza B San Diego, CA 92108
RE:	Form S-8 Registration Statement Filed by Green Star Alternative Energy, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Green Star Alternative Energy, Inc. dated March 29, 2010, of our reports dated February 11, 2010, with respect to the financial statements of Green Star Alternative Energy, Inc included in its Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Chang G. Park, C.P.A. Chang G. Park, CPA